Exhibit 99.1

    MUELLER INDUSTRIES, INC. REPORTS FOURTH QUARTER AND FISCAL 2004 EARNINGS

     MEMPHIS, Tenn., Feb. 3 /PRNewswire-FirstCall/ -- Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller's earnings from continuing operations for fiscal 2004 were $2.15 per diluted share, compared with the $1.19 reported a year ago. Income from continuing operations for the year was $79.4 million, compared with $44.2 million for the prior year. Net sales for the twelve-month period were $1.4 billion, versus $1.0 billion in 2003. Net income for 2004 was $79.4 million compared with $45.4 million in 2003.

     For the quarter ended December 25, 2004, income from continuing operations was $15.7 million, or 42 cents per diluted share, which compares with $11.0 million, or 30 cents per diluted share, for the same period a year ago. Net sales for the three months ended December 25, 2004, were $329.8 million, compared with net sales of $267.8 million for the 2003 period.

     Financial and Operating Highlights
     Regarding 2004, Mr. Karp said:

     - "Overall, we enjoyed a strong year, particularly the first half. Net sales for the year were at record levels while operating income more than doubled to $112.5 million in 2004.
     -  "Pounds of product shipped reached 734.7 million pounds compared with
        695.8 million in 2003. The Comex average price of copper was $1.41 per pound in the fourth quarter of 2004 and $1.29 per pound for the full year, which compares with 94 cents in the fourth quarter of 2003 and 81 cents year-to-date in 2003.
     - "Rising raw material costs caused the Company to fund higher balances of accounts receivable and inventories, its two principal components of working capital.
     - "Cash from operating activities was $154.8 million in 2004 compared with $73.4 million during 2003.
     - "Our Standard Products Division posted operating earnings of $108.3 million, compared to $54.1 million in 2003. Standard Products Division's net sales were $1.0 billion for the year, compared with $717.6 million for 2003. Operating results improved on the strength of higher margins, particularly copper tube and copper fittings in the first half of 2004; both volume and margins weakened during the second half.
     - "Our Industrial Products Division posted operating earnings of $20.6 million during the year on net sales of $392.6 million, which compares with operating earnings of $11.7 million on net sales of $292.0 million for 2003.
     -  "European results continued to be profitable.
     - "The significant changes in our balance sheet reflect the successful recapitalization that we effectuated in the fourth quarter. The recapitalization was the result of a $15.00 per share special dividend, paid in cash ($6.50 per common share) and a 6% Subordinated Debenture ($8.50 per common share).

     - "The Company amended and extended to November 2007 its $150 million Credit Facility with its commercial bank syndicate during the fourth quarter. At year-end, there were no borrowings outstanding under this facility.
     - "We invested $56.9 million in acquisitions during 2004. During the third quarter, the Company acquired Vemco Brasscapri, Ltd. for approximately $14.6 million. Vemco's net sales are approximately $26 million annually. Late in the fourth quarter, the Company acquired shares in seven companies and inventory of another (collectively Mueller Comercial S.A.) for an aggregate of $42.3 million, subject to closing adjustments, including $3.0 million for a contingent earn-out payment. These operations include pipe nipple manufacturing in Mexico and import distribution businesses which product lines include malleable iron fittings and other plumbing specialties. The combined sales of Mueller Comercial S.A. are approximately $60 million annually."

     Discussion of Income Taxes
     During 2003, the Company recognized a deferred income tax benefit related to a 1999 tax operating loss that resulted from the sale of a subsidiary in that tax year. Without this deferred income tax benefit, the Company's income from continuing operations for 2003 would have been approximately $34.9 million, or 95 cents per diluted share.

     Business Outlook for 2005
     Discussing the outlook for the next fiscal year, Mr. Karp said, "The housing and construction markets are positioned to have another solid year in 2005. The fundamentals underlying these markets are encouraging. Mortgage rates are at near historic lows, the demand for new and existing homes continues to be vibrant, there is a modest inventory of new homes available for sale (4.1 months supply), job growth over the past 12 months was the best in five years, and household income continues to rise. Moreover, non- residential building construction is likely to grow by perhaps three to five percent in 2005 as capital projects of all sorts are funded.

     "On the other hand, the Federal Reserve is clearly in the process of monetary tightening, which will likely cause mortgage rates to increase. In addition, rapidly escalating home prices will at some point engender buyer resistance.

     "Evaluating these contrary trends is difficult at best, however, on balance we believe 2005 will be another good year for Mueller."

     Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the company's SEC filings.

     Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, and Great Britain.

                            MUELLER INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                    For the Quarter Ended             For the Year Ended
                                 ----------------------------    ----------------------------
                                   Dec. 25,        Dec. 27,        Dec. 25,        Dec. 27,
                                     2004            2003            2004            2003
                                 ------------    ------------    ------------    ------------
                                         (Unaudited)                     (Unaudited)
Net sales                        $    329,763    $    267,782    $  1,379,056    $    999,078

Cost of goods sold                    267,675         218,513       1,115,612         815,849
Depreciation and
 amortization                          10,211           9,715          40,613          38,954
Selling, general, and
 administrative expense                26,990          23,719         106,400          94,891
Impairment charge                           -               -           3,941               -

Operating income                       24,887          15,835         112,490          49,384
Interest expense                       (3,315)           (298)         (3,974)         (1,168)
Environmental expense                    (298)           (395)           (976)         (1,165)
Other income, net                       1,979             820           7,818           4,385

Income from continuing
 operations before
 income taxes                          23,253          15,962         115,358          51,436
Income tax expense                     (7,599)         (4,917)        (35,942)         (7,215)

Income from continuing
 operations                            15,654          11,045          79,416          44,221

Loss from operation of
 discontinued operations,
 net of tax                                 -               -               -            (539)
Gain on disposition of
 discontinued operations                    -               -               -           1,699

Net income                       $     15,654    $     11,045    $     79,416    $     45,381

Earnings (loss) per share:
  Basic earnings (loss)
   per share:
    Weighted average
     shares outstanding                36,365          34,269          35,321          34,264

      From continuing
       operations                $       0.43    $       0.32    $       2.25    $       1.29
      From discontinued
       operations                           -               -               -           (0.02)
      From gain on
       disposition of
       discontinued
       operations                           -               -               -            0.05

    Basic earnings
     per share                   $       0.43    $       0.32    $       2.25    $       1.32

  Diluted earnings
   (loss) per share:
    Weighted average
     shares outstanding
     plus assumed
     conversions                       36,931          37,000          36,911          36,861

      From continuing
       operations                $       0.42    $       0.30    $       2.15    $       1.19
      From discontinued
       operations                           -               -               -           (0.01)
      From gain on
       disposition of
       discontinued
       operations                           -               -               -            0.05

    Diluted earnings
     per share                   $       0.42    $       0.30    $       2.15    $       1.23

                            MUELLER INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                             December 25,   December 27,
                                                 2004           2003
                                             ------------   ------------
                                                     (Unaudited)
ASSETS
Cash and cash equivalents                    $     47,449   $    255,088
Accounts receivable, net                          201,396        163,006
Inventories                                       187,853        140,548
Other current assets                               18,633         11,713
    Total current assets                          455,331        570,355

Property, plant, and equipment,
 net                                              335,610        345,537
Other assets                                      172,790        139,292

                                             $    963,731   $  1,055,184

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt            $      5,328   $      2,835
Accounts payable                                   79,723         42,081
Other current liabilities                          95,767         73,945
    Total current liabilities                     180,818        118,861

Long-term debt                                    310,650         11,437
Pension and postretirement
 liabilities                                       33,167         31,643
Environmental reserves                              9,503          9,560
Deferred income taxes                              67,479         58,379
Other noncurrent liabilities                       10,361         10,238

    Total liabilities                             611,978        240,118

Minority interest in subsidiaries                      67            208

Stockholders' equity                              351,686        814,858

                                             $    963,731   $  1,055,184

                            MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                 For the Year Ended
                                             ----------------------------
                                             December 25,    December 27,
                                                 2004            2003
                                             ------------    ------------
                                                     (Unaudited)
Operating activities:
Net income from continuing operations        $     79,416    $     44,221
Reconciliation of net income from
 continuing operations to net cash
 provided by operating activities:
    Depreciation and amortization                  40,639          38,954
    Income tax benefit from exercise
     of stock options                              31,778              18
    Impairment charge                               3,941               -
    Equity in loss of unconsolidated
     subsidiaries                                   2,026             460
    Provision for doubtful accounts
     receivable                                     1,404           3,172
    (Gain) loss on disposal of
     properties                                    (5,729)            290
    Deferred income taxes                           2,711            (287)
    Minority interest in
     subsidiaries, net of dividend paid              (141)           (213)
    Changes in assets and
     liabilities, net of
     business acquired:
      Receivables                                 (17,995)        (35,129)
      Inventories                                 (26,208)          2,948
      Other assets                                 (2,055)          3,240
      Current liabilities                          42,913          14,620
      Other liabilities                               296             (54)
      Other, net                                    1,765           1,176

Net cash provided by operating activities         154,761          73,416

Investing activities:
Capital expenditures                              (19,980)        (27,236)
Proceeds from sales of properties                   6,334           1,412
Acquisition of businesses                         (56,946)        (10,806)
Escrowed IRB proceeds                                   -             449

Net cash used in investing activities             (70,592)        (36,181)

Financing activities:
Dividends paid                                   (259,882)              -
Acquisition of treasury stock                     (42,641)              -
Proceeds from stock options exercised              18,978             389
Subordinated debenture issuance costs              (2,187)              -
Repayments of long-term debt                       (6,608)         (3,894)

Net cash used in financing activities            (292,340)         (3,505)

Effect of exchange rate changes on cash               532           3,505

(Decrease) increase in cash and cash
 equivalents                                     (207,639)         37,235
Cash provided by discontinued operations                -             252
Cash and cash equivalents at the
 beginning of the period                          255,088         217,601

Cash and cash equivalents at the end
 of the period                               $     47,449    $    255,088

SOURCE  Mueller Industries, Inc.
     -0-                             02/03/2005
     /CONTACT:  Kent A. McKee of Mueller Industries, Inc., +1-901-753-3208/
     (MLI)